Exhibit 99.1

News from Aon

Media Contact

David Prosperi

312-381-2485

david_prosperi@aon.com

For Immediate Release

Aon Reaches Amended and Restated Agreement with Three States on Compensation Business Practices

Firm Reiterates Commitment to Consistent Industry Process and Transparency Started Five Years Ago

CHICAGO (FEBRUARY 16, 2010) — Aon Corporation, the leading global provider of risk management and human capital consulting, today announced that it has reached an amended and restated agreement on the issue of compensation business practices with the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General and the Director of the Illinois Department of Insurance.

Under the agreement, Aon is required to provide, in New York and the other 49 states, compensation disclosure to purchasers of insurance contracts that complies at a minimum with New York State Insurance Department regulations and also with the laws of Illinois, Connecticut and the remaining states.

“Aon very much appreciates the moves made toward consistent business practices for all brokers. However, our overriding consideration is to act in the best interests of our clients at all times. Aon will continue to lead the industry in terms of delivering value to our clients, including helping our clients fully understand what we do, how we do it and how we get compensated,” said Greg Case, president and chief executive officer of Aon.

“We strongly believe that it is in the best interests of clients that state regulators use their authority to require clear and consistent disclosure of the compensation of brokers and agents, and Aon will continue to take the lead on this important issue,” continued Case.

Aon also will continue to maintain appropriate compliance and training programs to relevant employees in business conduct, conflicts of interest and antitrust compliance. Aon remains bound by the settlement agreements it has with the State of Florida and the National Association of Insurance Commissioners.

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About Aon

Aon Corporation (NYSE: AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.

Risk Management  •  Insurance and Reinsurance Brokerage  •  Human Capital & Management Consulting  •  Outsourcing